JOY GLOBAL INC.

News Release

Contact:

Sara Leuchter Wilkins

Vice President, Investor Relations and Corporate Communications

414-319-8513

JOY GLOBAL INC. ANNOUNCES FISCAL SECOND QUARTER 2009

OPERATING RESULTS

Milwaukee, WI – June 3, 2009 – Joy Global Inc. (NASDAQ: JOYG), a worldwide leader in high-productivity mining solutions, today reported second quarter fiscal year 2009 results. Net sales for the quarter increased by 10 percent to $924 million compared to $843 million in the second quarter of last year. Operating income increased to $188 million, or 20 percent of net sales, in the second quarter versus $114 million, or 14 percent of net sales, in the prior-year quarter. Net income in the quarter was $121 million, or $1.17 per fully diluted share, compared to $72 million, or $0.66 per fully diluted share, in the year-ago quarter.

“Our results for the second quarter were at record levels for revenues, operating profit margins and net earnings. These accomplishments are the result of on-going efforts to reduce expenses, to achieve savings from effective management of our supply chain and to gain improvements from manufacturing processes through our Operational Excellence initiative,” said Mike Sutherlin, president and chief executive officer of Joy Global Inc. “The momentum behind these efforts is beginning to have a positive and noticeable impact on our performance. The strength we are gaining in operational efficiency and financial performance will serve us well as we address the uncertainty and volatility that exists in the outlook for our markets.”

Second Quarter Operating Results

Bookings in the second quarter were $635 million compared to $1.2 billion in last year’s second quarter. Current quarter bookings were reduced by $96 million of order cancellations. Of these cancellations, $46 million occurred in the Joy and Continental businesses and were mainly from customers in Central Appalachia, while $50 million occurred in the P&H business and were from customers in North American copper and iron ore. When measured on a consistent basis by adjusting for these cancellations, current quarter new orders were down 41 percent from the same period last year. New original equipment orders, before cancellations, declined 61 percent from last year’s second quarter, with the declines evenly split between the Joy underground equipment business and the P&H surface equipment business. Included in the new orders for original equipment were orders for shovels going into coal markets in the U.S. and China, and for longwall equipment for China and room and pillar equipment for South Africa and Australasia.

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Before cancellations, new aftermarket bookings were 14 percent lower than the year-ago period, with almost all of that decrease occurring in the P&H business. Half of the decline in P&H aftermarket orders resulted from severe production cuts in North American copper and iron ore markets where it has strong market positions, and another one-third came from a lower level of contracts for shovel erection and commissioning that are booked with original equipment orders. The declines in both original equipment and aftermarket new orders, before cancellations, are in line with the Company’s expectations under current market conditions.

Over the last three quarters, the Company received $300 million of order cancellations which were concentrated in North American copper and iron ore, U.S. Central Appalachian coal and Russian coal. The Company now believes that the remaining original equipment backlog risk could be as much as $525 million. The combination of cancellations to date, plus future backlog risk would be 26 percent of peak backlog versus the 15 percent previously projected. The increased risk comes from a specific oil sands project and from the later portions of several multiple machine orders. Despite improving fundamentals for the oil sands in general, an impending change of ownership in a major greenfield project raises uncertainty regarding final project approval. The Company believes there is risk of delay or cancellation of the related shovel orders in its backlog. The remainder of the increased risk comes primarily from several orders for multiple machines booked with scheduled deliveries extending into 2012. These orders were placed when the industry expected high growth rates to continue, but the recent downturn has changed that outlook dramatically. Although these orders will eventually be executed, the Company now expects some of the later machines to be delayed significantly. As a result, the Company believes it is prudent to add these to backlog risk.

Net sales for the second quarter were $924 million compared to $843 million in the second quarter last year. Compared to last year’s second quarter, the current quarter sales were reduced by $67 million for the effect of foreign exchange translation. Excluding the foreign exchange impact, original equipment and aftermarket sales increased by 31 percent and 9 percent, respectively. Excluding the foreign exchange effect, original equipment sales were up 56 percent in the Joy underground business, up 38 percent in the Continental crushing and conveying business and flat in the P&H surface business.

Operating profit increased to $188 million in the second quarter from $114 million in the prior-year second quarter. Operating profit as a percentage of sales in the current quarter was 20 percent compared to 14 percent a year ago. Operating profit increased due to increased volume as well as from the Company’s cost reduction and Operational Excellence programs. Also, the prior year’s quarter was unfavorably impacted by a $21 million contract cancellation charge and $10 million of additional purchase accounting amortization related to the acquisition of the Continental conveyor business. The positive impacts on operating profit were partially offset by $9 million from foreign currency translation. Excluding these items, operating income would have been up 36 percent from last year’s second quarter.

Net income in the quarter was $121 million, or $1.17 per fully diluted share, compared to $72 million, or $0.66 per fully diluted share, recorded in the year-ago quarter. Excluding the contract

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cancellation and purchase accounting amortization, last year’s net income would have been $93 million, or $0.85 per fully diluted share. The effective tax rate in both the current and prior-year second quarters was approximately 33 percent.

Other Financial Matters

Cash provided by operations was $63 million in the second quarter compared to cash provided by operations of $107 million in the prior-year quarter. Net working capital increased by $90 million from the same period of last year, with $89 million of this change the result of declining advance payments. Advance payments decreased by $53 million compared to an increase of $36 million last year, reflecting lower original equipment backlog and bookings in 2009 compared to 2008.

Capital expenditures were $26 million during the quarter and for the full year are expected to be comparable to the 2008 expenditure level as the Company completes projects in process. After the current projects are completed in 2009, the Company expects its capital expenditure levels to be reduced to approximately the level of its depreciation until there is greater certainty regarding market recovery.

Market Outlook

The second quarter has seen some improvement in commodity demand. The vast majority of the improvement came from China, where copper imports have recently been at record levels. However, China has previously alternated between periods of copper destocking and restocking, and it appears that this import surge will become China’s largest restocking cycle.

Although steel production year-over-year through April was down 23 percent worldwide and down approximately 40 percent ex-China, steel production was up modestly in China. Chinese iron ore imports have recently been at record levels, and metallurgical coal shipments from Australia were up 4.2 million metric tons from the December quarter. Despite the strength of China steel production, its steel exports are down 60 percent from last year, and the Company believes it is unlikely that China can maintain current levels of steel production without increased exports.

Mining companies made quick and decisive production cuts in their Australian operations late last year, and a reduction of coal exports by 12 percent was realized by the fourth quarter. More recently, Australia is benefiting from the higher met coal demand from China’s increased steel production and from increased demand from India, where power plant stockpiles have declined to just seven days of supply. As a result, Australian coal exports are up and production is being increased at some mines.

The U.S. coal market is a contrast to the seaborne market. Domestic coal producers are suffering from reduced demand from power generation, significantly reduced demand from steel makers, and a stronger U.S. dollar that reduces the competitiveness of exports. U.S. electricity demand is down by 3.4 percent this year on top of a 0.9 percent drop last year. Coal demand is down additionally because low natural gas prices make it attractive to dispatch plants that burn gas

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rather than coal. In addition, steel production is down over 50 percent in the U.S., and the industry is running at just over 40 percent of capacity utilization. And finally, the stronger U.S. dollar will reduce coal exports by 15 to 20 million tons this year, effectively erasing the increases of last year. As a result of these factors, it is expected that demand for domestic coal will decline by 9 percent this year, which would be the largest decline in tonnage since 1954.

Although there are cautionary elements in the market outlook, there are also reasons to be optimistic.

▪

Excess supply of natural gas at low prices is not sustainable. Natural gas wells deplete rapidly, the U.S. rig count is down over 50 percent, and it is estimated to take gas prices of $7.00 per million BTU’s to restart drilling programs. This provides a long-term floor to eastern U.S. coal prices of $70-$80 per ton.

▪

China and India continue to invest in expansion of their respective domestic coal industries to meet their long-term energy needs and are increasingly building their futures around modern, state-of-the-art mining technology. In China, the number of companies importing high-productivity mining equipment continues to grow. In addition, some of the mid-tier Chinese producers are beginning to transition their fleet from domestic to imported equipment.

▪	Despite an increased level of investment, China remains a net importer of coal and this should have a favorable impact on the seaborne markets.
▪

Producer costs have declined with commodity prices, and the threshold for returns on new projects has been reduced. With oil nearing $70 per barrel and copper prices recovered to $2.00 per pound, projects are being reconsidered.

Company Outlook

The Company believes that over the near term, original equipment bookings will remain well below the record pace of last year and more in line with the rates of new orders received during the first two quarters of this year. Future original equipment orders over the near term will most likely come from the emerging markets, international coal, South American copper, and the oil sands.

Based on some slowing in aftermarket order rates and the impact from earlier cancellations and reschedules, the Company now expects the revenues for fiscal 2009 to be in the lower half of the prior guidance range. Conversely, the Company expects earnings per share to continue to benefit from cost and efficiency efforts and therefore to be in the upper half of its prior guidance range, including any costs for restructuring to be recorded in the second half. As a result, the Company now expects fiscal 2009 revenues to be between $3.5 billion and $3.6 billion and earnings per fully diluted share to be between $3.80 and $4.00.

“We have gained increased confidence in our fiscal 2009 and increased clarity into fiscal 2010,” Sutherlin continued. “We have had intensive discussions with our customers as we worked closely with them to cancel and reschedule equipment necessary for their financial stability. I believe these discussions have generated substantial goodwill. The changes we have made in our backlog risk assessment have not changed our overall revenue expectations. In fact, they have

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provided greater certainty of those revenues. We still expect 2009 revenues to meet our original guidance, and we continue to expect 2010 revenues to be lower than 2009 unless our markets begin to improve in the interim. Therefore, during the second half of this year, we will begin to adjust costs consistent with the 2010 outlook. As a result, we expect to incur approximately $10 million of charges during the second half of fiscal 2009, primarily associated with severance benefits. If our markets remain at their current levels, we would expect 2011 to reach cycle trough conditions with revenues down as much as 40 percent from their peak.”

Quarterly Conference Call

Management will host a quarterly conference call to discuss the Company’s second quarter results to be held at 11:00 a.m. EDT on June 3, 2009. Interested parties can listen to the call by dialing 800-649-5127 in the United States or 706-679-0637 outside of the United States, access code #99929345, at least 15 minutes prior to the 11:00 a.m. EDT start time of the call. A rebroadcast of the call will be available until the close of business on July 2, 2009 by dialing 800-642-1687 or 706-645-9291, access code #99929345.

Alternatively, interested parties can listen to a live webcast of the call on the Joy Global Inc. website at http://investors.joyglobal.com/events.cfm. To listen, please register and download audio software on the site at least 15 minutes prior to the start of the call. A replay of the webcast will be available until the close of business on July 2, 2009.

About Joy Global Inc.

Joy Global Inc. is a worldwide leader in manufacturing, distributing and servicing equipment for surface mining, through its P&H Mining Equipment division; underground mining, through its Joy Mining Machinery division; and bulk material conveyor systems, through its Continental Crushing & Conveying division.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Terms such as “anticipate,” “believe,” “estimate,” “expect,” “indicate,” “may be,” “objective,” “plan,” “predict,” “will,” “will be,” and the like are intended to identify forward-looking statements. The forward-looking statements in this press release are based on our current expectations and are made only as of the date of this press release. We undertake no obligation to update forward-looking statements to reflect new information. We cannot assure you the projected results or events will be achieved. Because forward-looking statements involve risks and uncertainties, they are subject to change at any time. Such risks and uncertainties, many of which are beyond our control, include, but are not limited to: (i) risks of international operations, including currency fluctuations, (ii) risks associated with acquisitions, (iii) risks associated with indebtedness, (iv) risks associated with the cyclical nature of our business, (v) risks associated with the international and U.S. coal and copper commodity markets, (vi) risks associated with access to major purchased items, such as steel, castings, forgings and bearings, and (vii) risks associated with labor markets and other risks, uncertainties and cautionary factors set forth in our public filings with the Securities and Exchange Commission.

JOYG-F

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JOY GLOBAL INC.
SUMMARY OF CONSOLIDATED STATEMENT OF INCOME
(Unaudited)
(In thousands except per share amounts)

	Quarter Ended		Six Months Ended
	May 1,	May 2,	May 1,	May 2,
	2009	2008	2009	2008

Net sales	$923,500	$843,133	$1,678,396	$1,483,462
Costs and expenses:
Cost of sales	628,207	620,907	1,141,998	1,049,337
Product development, selling and administrative expenses	107,885	107,953	214,715	209,489
Other (income) expense	(657)	18	(1,622)	(790)
Operating income	188,065	114,255	323,305	225,426

Interest income (expense), net	(6,534)	(5,555)	(13,649)	(9,805)
Reorganization items	(265)	(292)	(400)	(2,176)
Income from continuing operations before income taxes	181,266	108,408	309,256	213,445

Provision for income taxes	(60,725)	(36,300)	(102,975)	(71,426)

Income from continuing operations	120,541	72,108	206,281	142,019
Income from discontinued operations, net of taxes	-	-	-	1,141

Net income	$120,541	$72,108	$206,281	$143,160

Basic earnings per share
Income from continuing operations	$1.18	$0.67	$2.01	$1.32
Income from discontinued operations	-	-	-	0.01
Net income	$1.18	$0.67	$2.01	$1.33

Diluted earnings per share
Income from continuing operations	$1.17	$0.66	$2.00	$1.30
Income from discontinued operations	-	-	-	0.01
Net income	$1.17	$0.66	$2.00	$1.31

Dividends per share	$0.175	$0.15	$0.35	$0.30

Weighted average shares outstanding:
Basic	102,394	108,255	102,424	108,041
Diluted	102,877	109,268	102,913	109,121

Note - for complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUMMARY CONSOLIDATED BALANCE SHEET
(In thousands)

	May 1,	October 31,
	2009	2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$181,210	$201,575
Accounts receivable, net	623,669	632,194
Inventories	965,337	805,244
Other current assets	126,557	99,116
Total current assets	1,896,773	1,738,129

Property, plant and equipment, net	312,508	289,001
Other intangible assets, net	190,880	195,033
Goodwill	125,008	124,994
Deferred income taxes	240,073	255,313
Other assets	45,047	41,843
Total assets	$2,810,289	$2,644,313

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term notes payable, including current portion
of long-term obligations	$27,285	$26,460
Trade accounts payable	240,751	291,779
Employee compensation and benefits	79,931	110,007
Advance payments and progress billings	510,400	491,675
Accrued warranties	49,052	46,621
Other accrued liabilities	159,564	173,809
Total current liabilities	1,066,983	1,140,351

Long-term obligations	602,686	540,967

Other non-current liabilities	425,872	430,521

Shareholders' equity	714,748	532,474

Total liabilities and shareholders' equity	$2,810,289	$2,644,313

Note - for complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Quarter Ended		Six Months Ended
	May 1,	May 2,	May 1,	May 2,
	2009	2008	2009	2008
BREAKDOWN OF SALES REVENUE:

Net Sales By Operation:
Underground Mining Machinery	$480,460	$409,383	$879,564	$762,219
Surface Mining Equipment	361,006	364,837	638,539	654,529
Crushing & Conveying	112,163	95,231	210,601	112,099
Eliminations	(30,129)	(26,318)	(50,308)	(45,385)
Total Sales By Operation	$923,500	$843,133	$1,678,396	$1,483,462

Net Sales By Product Stream:
Aftermarket Revenues	$526,127	$515,759	$946,530	$907,980
Original Equipment	397,373	327,374	731,866	575,482
Total Sales By Product Stream	$923,500	$843,133	$1,678,396	$1,483,462

Net Sales By Geography:
United States	$444,656	$430,258	$866,398	$719,622
Rest of World	478,844	412,875	811,998	763,840
Total Sales By Geography	$923,500	$843,133	$1,678,396	$1,483,462

OPERATING INCOME BY SEGMENT:

Underground Mining Machinery	$111,949	$82,762	$198,951	$145,517
Surface Mining Equipment	79,987	42,773	136,124	98,845
Crushing & Conveying	14,345	1,955	21,358	3,934
Corporate	(8,778)	(8,916)	(18,144)	(16,572)
Eliminations	(9,438)	(4,319)	(14,984)	(6,298)
Total Operating Income	$188,065	$114,255	$323,305	$225,426

DEPRECIATION AND AMORTIZATION BY SEGMENT:

Underground Mining Machinery	$6,144	$7,318	$13,160	$14,842
Surface Mining Equipment	4,447	4,621	8,999	9,309
Crushing & Conveying	2,875	12,861	5,808	13,995
Corporate	9	8	18	18
Eliminations	-	(1,131)	-	(2,265)
Total Depreciation And Amortization	$13,475	$23,677	$27,985	$35,899

CASH FLOW DATA:

Decrease (Increase) in Net Working Capital Items	$(70,285)	$19,913	$(209,453)	$22,793
Property, Plant and Equipment Acquired	25,867	22,729	48,659	38,479
Cash Interest Paid	1,573	1,271	16,530	14,279
Cash Taxes Paid	63,989	66,122	93,595	87,714

BOOKINGS DATA:

Underground Mining Machinery	$337,645	$592,854	$665,434	$1,110,753
Surface Mining Equipment	228,460	556,676	373,291	910,931
Crushing & Conveying	94,927	118,175	177,125	137,422
Eliminations	(25,698)	(35,485)	(42,242)	(56,931)
Total Bookings	$635,334	$1,232,220	$1,173,608	$2,102,175

	Amounts as of
BACKLOG DATA:	May 1,	January 30,	October 31,	August 1,
	2009	2009	2008	2008

Underground Mining Machinery	$1,159,790	$1,302,605	$1,379,999	$1,442,811
Surface Mining Equipment	1,374,860	1,507,406	1,640,108	1,368,991
Crushing & Conveying	179,737	196,973	213,005	234,216
Eliminations	(44,440)	(48,872)	(58,378)	(60,266)
Total Backlog	$2,669,947	$2,958,112	$3,174,734	$2,985,752

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